EXHIBIT 99

NEWS:

The Sherwin-Williams Company	• 101 West Prospect Avenue	• Cleveland, Ohio 44115	• (216) 566-2140

The Sherwin-Williams Company Reports 2016 Year-end Financial Results

•	Consolidated net sales for the year increased 4.6% to a record $11.86 billion

•	The change in revenue classification increased sales 1.1%

•	Full year diluted net income per common share increased 7.5% to a record $11.99 per share, including an $.86 per share charge for acquisition costs partially offset by a $.40 per share increase from a reduction in the income tax provision

•	Earnings before interest, taxes, depreciation and amortization increased $137.7 million in the year to a record $1.95 billion

•	Expecting Valspar transaction to close within 90 days at $113 per common share with minimal divestiture

•	The Company anticipates diluted earnings per share for 2017 in the range of $13.00 to $13.20 per share, including approximately $.60 per share in net charges for acquisition costs partially offset by a reduction in the income tax provision

CLEVELAND, OHIO, January 26, 2017 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the year and fourth quarter ended December 31, 2016. Compared to the same periods in 2015, consolidated net sales increased $516.3 million, or 4.6%, to $11.86 billion in the year and increased $178.0 million, or 6.8%, to $2.78 billion in the quarter due primarily to higher paint sales volume in our Paint Stores Group and the impact of a change in revenue classification beginning in the third quarter related to grossing up third-party service revenue and related costs which were previously netted and immaterial in prior periods. The change in revenue classification increased sales in the year and quarter 1.1% and 2.2%, respectively. This prospective change primarily impacts the Paint Stores and Global Finishes Groups. This change had no impact on segment profit, but reduced segment profit as a percent to net sales of the affected groups. Unfavorable currency translation rate changes decreased consolidated net sales 1.4% in the year and 0.9% in the quarter.

Diluted net income per common share in the year increased to $11.99 per share, including an $.86 per share charge for costs associated with the anticipated acquisition of Valspar partially offset by an increase of $.40 per share related to a reduction in the income tax provision, from $11.15 per share in 2015. Diluted net income per common share increased in the quarter to $2.15 per share, including a $.22 per share charge for costs associated with the anticipated acquisition of Valspar partially offset by an increase of $.03 per share related to a reduction in the income tax provision, compared to $2.11 per share a year ago. The increases in full year and fourth quarter diluted net income per common share were due primarily to improved operating results of the Paint Stores and Global Finishes Groups. Unfavorable currency translation rate changes decreased diluted net income per common share by $.14 per share for the year and $.03 per share in the quarter. The change in individually significant non-operating items had essentially no impact on full year diluted net income per common share compared to a year ago and improved diluted net income per common share in total by $.03 per share in the quarter. These items include gain on sale of assets, increased provision for environmental matters, and impairment of goodwill and trademarks.

Net sales in the Paint Stores Group increased 8.1% to $7.79 billion in the year and increased 9.8% to $1.84 billion in the quarter due primarily to higher architectural paint sales volume across all end market segments and the impact of the change in revenue classification. Net sales from stores open for more than twelve calendar months, excluding the revenue reclassification, increased 5.3% in the year and 5.5% in the quarter over last year’s comparable periods. Paint Stores Group segment profit increased to $1.62 billion in the year from $1.43 billion last year and increased to $341.9 million in the quarter from $316.1 million last year due primarily to higher paint sales volume. Segment profit as a percent to net sales increased in the year to 20.8% from 19.9% in 2015 due primarily to higher paint sales volume. Segment profit as a percent to net sales decreased in the quarter to 18.6% from 18.9% last year due primarily to the change in revenue classification. Segment profit as a percent to net sales, excluding the revenue reclassification, increased to 21.2% and 19.2% for the year and quarter, respectively.

Net sales of the Consumer Group increased 0.4% to $1.58 billion in the year and increased 0.4% to $315.9 million in the quarter due primarily to higher volume sales to most of the Group’s retail customers, partially offset by unfavorable currency translation rate changes. Unfavorable currency translation rate changes decreased net sales 1.1% and 1.3% in the year and quarter, respectively. Segment profit increased to $319.2 million in the year from $308.8 million last year, due primarily to improved operating efficiencies. Fourth quarter segment profit increased $4.0 million to $54.9 million from $50.9 million last year primarily due to improved operating efficiencies and reduced SG&A spending. As a percent to net external sales, segment profit increased in the year to 20.1% from 19.6% in 2015 and increased in the quarter to 17.4% from 16.2% last year.

The Global Finishes Group’s net sales stated in U.S. dollars decreased 1.4% to $1.89 billion in the year and were flat at $455.0 million in the quarter. Unfavorable currency translation rate changes decreased net sales 2.6% and 1.7% in the year and quarter, respectively. Stated in U.S. dollars, segment profit increased to $239.0 million from $201.9 million last year and increased in the quarter to $62.0 million from $50.6 million last year due primarily to decreasing raw material costs and good expense control partially offset by unfavorable currency translation rate changes. Unfavorable currency translation rate changes decreased segment profit $5.8 million in the year and $0.8 million in the quarter. As a percent to net external sales, segment profit was 12.7% in 2016 compared to 10.5% in 2015 and 13.6% in the quarter versus 11.1% last year.

The Latin America Coatings Group’s net sales stated in U.S. dollars decreased 7.0% to $586.9 million in the year due primarily to unfavorable currency translation rate changes and lower paint sales volume partially offset by selling price increases. Net sales in the quarter increased 8.3% to $171.8 million due primarily to selling price increases and higher paint sales volume partially offset by unfavorable currency translation rate changes. Unfavorable currency translation rate changes decreased net sales by 13.5% and 6.7% in the year and quarter, respectively. Stated in U.S. dollars, segment profit in the year decreased to a loss of $17.4 million compared to a profit of $18.5 million last year and decreased to a loss of $7.8 million in the quarter from a profit of $2.8 million last year due primarily to goodwill and trademark impairments of $10.7 million, increasing raw material costs, and unfavorable currency translation rate changes partially offset by selling price increases. Currency translation rate changes decreased segment profit $14.2 million in the year and $3.2 million in the quarter.

The Company made no open market purchases of its common stock in the twelve months ended December 31, 2016. At December 31, 2016, the Company had cash on hand of $889.8 million that will be utilized to fund the Valspar acquisition.

Commenting on the financial results, John G. Morikis, Chairman, President and Chief Executive Officer, said, “It is gratifying to report another year of record performances in sales, net income, earnings per share, and earnings before interest, taxes, depreciation and amortization.

“Over the past year, our Paint Stores Group grew architectural sales volume across every end market segment and delivered positive operating results. The Consumer Group improved its operating results through improved operating efficiencies and good SG&A controls. Our Global Finishes Group improved segment profit as a percent to sales through greater operating efficiencies and good cost control. The Latin America Coatings Group is starting to see the positive impact of previous investments partially offsetting the negative effects of currency devaluation and weak end market demand in some geographies.

“We continue to generate significant cash from operations allowing us to invest in the business and return a substantial portion to our shareholders. In 2016, we generated net operating cash flow of $1.31 billion. In 2016, we added 94 net new stores, finishing the year with 4,180 stores in operation. During the year, we increased our annual cash dividend 25% to $3.36 per common share. Our balance sheet remains flexible and is positioned well for the anticipated Valspar acquisition and other investments in our business.

“We now expect a divestiture will be required to gain approval from the FTC to complete the acquisition of Valspar.    We are moving forward on a divestiture that we believe will allow us to gain approval from the FTC. The expected divestiture has revenues below the $650 million threshold, and we expect to negotiate the divestiture and complete the Valspar transaction at $113 per common share within 90 days.

“In the first quarter of 2017, we anticipate our consolidated net sales will increase a mid to high single digit percentage compared to the first quarter of 2016. At that anticipated sales level, we estimate diluted net income per common share in the first quarter of 2017 will be in the range of $1.45 to $1.55 per share compared to $1.75 per share earned in the first quarter of 2016, restated for the early adoption of a new accounting standard (ASU 2016-09). First quarter 2017 earnings per share includes costs related to the anticipated acquisition of Valspar totaling approximately $.69 per share and an increase of approximately $.11 per share related to the decrease in the income tax provision. For the full year 2017, we expect consolidated net sales to increase a mid single digit percentage compared to full year 2016. With annual sales at that level, we anticipate diluted net income per common share for 2017 will be in the range of $13.00 to $13.20 per share compared to $11.99 per share earned in 2016. Full year 2017 earnings per share includes costs related to the anticipated acquisition of Valspar totaling approximately $.80 per share and an increase of approximately $.20 per share related to the decrease in the income tax provision.”

The Company will conduct a conference call to discuss its financial results for the fourth quarter and year 2016, and its outlook for the first quarter and full year 2017, at 11:00 a.m. EST on Thursday, January 26, 2017. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the January 26th release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Wednesday, February 15, 2017 at 5:00 p.m. EST.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in

Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. For more information, visit www.sherwin.com.

Regulation G Reconciliation

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per common share excluding the Valspar acquisition costs and the reduction in income tax provision related to the adoption of a new accounting standard. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following table reconciles diluted net income per common share computed in accordance with U.S. GAAP to diluted net income per common share excluding the Valspar acquisition costs and the reduction in income tax provision related to the adoption of a new accounting standard for the quarter and year ended December 31, 2016, and anticipated diluted net income per common share computed in accordance with U.S. GAAP to anticipated diluted net income per common share excluding the Valspar acquisition costs and the reduction in income tax provision related to the adoption of a new accounting standard for the quarter ended March 31, 2017.

	Three	Year
	Months		Three Months Ended		Year Ended
	Ended	Ended	March 31, 2017		December 31, 2017
	December 31,	December 31,	(guidance)		(guidance)
	2016	2016	Low	High	Low	High
Consolidated diluted net income per common share	$2.15	$11.99	$1.45	$1.55	$13.00	$13.20
Valspar acquisition costs diluted net charge per common share	$.22	$.86	$.69	$.69	$.80	$.80
Reduction in income tax provision net income per common share related to the adoption of new accounting standard	$(.03)	$(.40)	$(.11)	$(.11)	$(.20)	$(.20)
Diluted net income per common share excluding Valspar acquisition costs & reduction in income tax provision	$2.34	$12.45	$2.03	$2.13	$13.60	$13.80

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions; the Company’s ability to complete the planned acquisition of The Valspar Corporation, or Valspar, if at all, including the potential for regulatory authorities to require divestitures in connection with the proposed transaction; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, including Valspar, as well as the performance of the businesses acquired; risks inherent in the achievement of cost synergies and the timing thereof for the planned acquisition of Valspar; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Thousands of dollars, except per share data	2016	2015	2016	2015
Net sales	$2,782,591	$2,604,596	$11,855,602	$11,339,304
Cost of goods sold	1,394,153	1,282,357	5,933,337	5,780,078
Gross profit	1,388,438	1,322,239	5,922,265	5,559,226
Percent to net sales	49.9%	50.8%	50.0%	49.0%
Selling, general and administrative expenses	1,044,980	991,472	4,159,435	3,913,518
Percent to net sales	37.6%	38.1%	35.1%	34.5%
Other general (income) expense - net	(8,732)	12,853	12,368	30,268
Impairment of goodwill and trademarks	10,688		10,688
Interest expense	43,378	19,560	154,088	61,791
Interest and net investment income	(1,874)	(456)	(4,960)	(1,399)
Other (income) expense - net	(4,036)	1,589	(4,587)	6,082

Income before income taxes	304,034	297,221	1,595,233	1,548,966
Income taxes	101,004	99,204	462,530	495,117

Net income	$203,030	$198,017	$1,132,703	$1,053,849

Net income per common share:
Basic	$2.20	$2.16	$12.33	$11.43
Diluted	$2.15	$2.11	$11.99	$11.15
Average shares outstanding - basic	92,096,965	91,591,944	91,838,603	92,197,207

Average shares and equivalents outstanding - diluted	94,534,400	93,727,452	94,488,086	94,543,543

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the January 26th release.